ZENIX INCOME FUND INC.

        April 1, 2002 through September 30, 2002

                      Trade                                              % of
Issuer                 Date     Selling Dealer         Amount  Price Issue(1)

Standard Pacific Corp. 4/10/02 CS First Boston       $155,000 $99.200 3.33%A
9.250% due 4/1/09

Vintage Petroleum 4/25/02 Deutsche Banc Alex Brown Inc.215,000 100.000 2.00B 8.250% due 5/1/12

Johnsondiversey Inc. 4/29/02 Goldman Sachs              90,000 100.000 1.00C
9.625% due 5/15/12

NMHG Holding Co.     5/2/02  CS First Boston           120,000  98.766 1.60D
10.000% due 5/15/09

Lyondell Chemical Co.6/26/02 Bank of America Securities315,000 99.248 3.60E 11.125% due 7/15/12

CP Ships Ltd.        6/27/02 Morgan Stanley            190,000 97.722 3.00F
10.375% due 7/15/12


(1) Represents purchases by all affiliated funds; may not exceed
    25% of the principal amount of the offering.

A - Includes purchases of $4,845,000 by other Smith Barney Mutual Funds. B - Includes purchases of $6,785,000 by other Smith Barney Mutual Funds. C - Includes purchases of $2,910,000 by other Smith Barney Mutual Funds. D - Includes purchases of $3,880,000 by other Smith Barney Mutual Funds. E - Includes purchases of $9,685,000 by other Smith Barney Mutual Funds.